SUB-ITEM 77Q1(a)


CLEARBRIDGE AMERICAN
ENERGY MLP FUND INC.

Attached please find the Articles
Supplementary for the Registrant:






Articles Supplementary to the
Articles of Incorporation filed on
July 23, 2015 with the State of
Maryland Department of
Assessments and Taxation.








Articles Supplementary to the
Articles of Incorporation filed on
August 7, 2015 with the State of
Maryland Department of
Assessments and Taxation.